EXHIBIT 4.1

WARRANT PURCHASE AGREEMENT

Xenogen Corporation

860 Atlantic Avenue

Alameda, CA 94501

Ladies & Gentlemen:

This Warrant Purchase Agreement (the “Agreement”) is made as of August 2, 2005 (the “Closing Date”) by and between Xenogen Corporation, a Delaware corporation with its executive offices at 860 Atlantic Avenue, Alameda, CA 94501 (the “Company”), and Partners For Growth, L.P., a Delaware limited partnership (“Purchaser”).

In consideration of the payment of monies as set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Authorization and Purchase of the Warrant.

(A) Authorization of the Warrant. As of the Closing Date, the Company’s Board of Directors has authorized the issuance by the Company and the sale to the Purchaser of a warrant (the “Warrant”) to purchase 180,000 shares its Common Stock, par value $0.001 per share (the “Common Stock”), all as more fully described, and subject to the conditions set forth below and in the form of Warrant annexed hereto as Exhibit 1. The shares of Common Stock issuable upon exercise of the Warrant are herein referred to as the “Warrant Stock,” and the Warrant and the Warrant Stock are sometimes together referred to as the “Securities.”

(B) Purchase of Warrant. Subject to the terms and conditions set forth below and in the Warrant, the Company shall issue to Purchaser the Warrant in consideration of the payment of $1,800.

2. The Closing. The closing of the purchase and sale of the Warrant to Purchaser (the “Closing”) shall be held at the offices of Partners for Growth, L.P., 180 Pacific Avenue, San Francisco, CA 94111, or at such other location as may be mutually agreed upon by the parties hereto. On the Closing Date, the Company shall deliver to Purchaser the Warrant registered in the name of Purchaser.

3. Representations, Warranties and Covenants of the Company. The Company represents and warrants as of the date hereof to, and covenants with, the Purchaser that:

(A) Corporate Power; Authorization. The Company has all requisite corporate power and has taken all requisite corporate action to execute and deliver each of this Agreement and the Warrant, to sell and issue the Securities and to carry out and perform all of its obligations hereunder and thereunder. Each of this Agreement and the Warrant has been duly authorized, executed and delivered on behalf of the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally. The person executing this Agreement and the Warrant is a duly authorized officer of the Company with all necessary legal authority to bind the Company generally and with the specific legal authority to cause the Company to enter into this Agreement and to execute and deliver the Warrant.

(B) Validity of Securities. The Warrant, when sold against the consideration therefor as provided herein, will be duly authorized and validly issued, fully paid and nonassessable. The issuance and delivery of the Warrant is not subject to preemptive or any similar rights of the stockholders of the Company in the Certificate of Incorporation or Bylaws or in any agreement to which the Company is a party, or any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws; and when the Warrant Stock is issued upon exercise and payment in accordance with the terms of the Warrant, or such Warrant is converted into Common Stock, such securities will be, at each such issuance, validly issued and outstanding, fully paid and nonassessable and free of any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws and any liens or encumbrances created by the Purchaser.

(C) Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which at July 27, 2005, 14,963,731 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, none of which at the date hereof are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. As of July 27, 2005, there are outstanding warrants to purchase 395,483 shares of Common Stock and options to purchase 2,598,817 shares of Common Stock. As July 27, 2005, the Company has reserved for future issuance (i) 272,757 shares of its Common Stock under its 2004 Stock Plan, and (ii) 81,163 shares of its Common Stock under its 2004 Director Stock Plan. Except as provided or described in this Agreement, there are no other options, warrants, conversion privileges or other contractual rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities.

(D) No Conflict. The execution and delivery of this Agreement and the Warrant does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Certificate of Incorporation or Bylaws of the Company, as amended, or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, the effect of which would have a material adverse effect on the Company or materially impair or restrict its power to perform its obligations as contemplated hereby or thereby.

(E) Governmental and other Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or other person or entity is required on the part of the Company in connection with the execution, delivery and performance of this Agreement and the Warrant or the offer, issuance, sale and delivery of the Warrant and the Warrant Stock, except such filings as shall have been made prior to and shall be effective on and as of the Closing and except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act or such post-closing filings as may be required under applicable state securities laws, all of which will be filed within applicable periods therefor. Based upon the representations made by the Purchaser in Section 4 of this Agreement, the offer and sale of the Warrant and the Warrant Stock to the Purchaser will be exempt from the registration requirements of the Securities Act and from the qualification requirements of any applicable state securities laws.

(F) Authorized and Unissued Common Stock. During the period within which the Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the Warrant, a sufficient number of authorized but unissued shares of Common Stock, when and as required to provide for the exercise of the rights represented by this Warrant.

(G) Delivery of Information; Accuracy. The Company acknowledges its receipt of a Representation Letter from the Purchaser the responses to which (by completing the Representation Letter and providing the information and documentation requested) form the basis for the Purchaser purchasing the Warrant. The Representation Letter and all representations made and information delivered to the Purchaser in connection therewith are true, correct, accurate and complete in all material respects.

(H) Reporting. With a view to making available to the Purchaser the benefits of Rule 144 and other rules or regulations of the U.S. Securities and Exchange Commission (“SEC”) that may permit the Purchaser to sell Warrant Stock to the public without registration, the Company shall, as a continuing obligation, make commercially reasonable efforts to: (a) make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times after the Closing; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act of 1933 (the “Securities Act”) and the Exchange Act; and (c) furnish to the Purchaser, so long as the Purchaser owns any Securities forthwith upon request, a written statement by the Company that it has made adequate current public information available within the meaning of Rule 144(c). To the extent the same are not publicly available through the EDGAR system of the SEC, the Company shall from time to time promptly provide a copy of its most recent annual, quarterly and other interim reports to Purchaser. The Company shall not, and nothing in this Section 3(H) shall be construed to require the Company to, disclose to Purchaser any non-public information in violation of SEC rules or other applicable law.

(I) Financial Information / Statements. The financial statements filed by the Company with the SEC fairly present in all material respects the financial position and results of operations of the Company as of their respective dates and for the periods presented.

(J) Disclosures. To the Company’s knowledge, neither this Agreement nor any exhibit or schedule hereto nor any certificate or instrument furnished to the Purchaser in connection with the transactions contemplated by this Agreement, when taken together with the Company’s periodic filings with the SEC, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. The Company knows of no information or fact which has had a material adverse effect on the financial condition or business of the Company which has not been disclosed to the Purchaser either directly or through the Company’s periodic filings with the SEC.

4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as of the Closing Date as follows:

(A) Investment Experience. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and was not organized for the specific purpose of acquiring the Securities. Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Securities.

(B) Investment Intent. Purchaser is purchasing the Warrant for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Purchaser understands that the Warrant and the Warrant Stock have not been registered under the Securities Act or registered or qualified under any state securities law and have been or will be issued in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(C) Authorization. Purchaser has all requisite power and has taken all requisite action to execute and deliver each of this Agreement and to carry out and perform all of its obligations hereunder. This Agreement has been duly authorized, executed and delivered on behalf of Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally. The consummation of the transactions contemplated herein and the fulfillment of the terms herein will not result in a breach of any of the terms or provisions of Purchaser’s partnership agreement or other relevant organizational documents.

5. Restrictions on Transfer of Securities; Registrable Securities. The restrictions on transfer of the Securities and the registration rights granted to the Purchaser in connection with the Securities are as set forth in the Warrant.

6. Miscellaneous.

(A) Waivers and Amendments. This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(B) Governing Law; Venue. This Agreement and the Warrant shall each be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California without regard to conflict of laws. The parties each irrevocably submit to the exclusive jurisdiction of the U.S. state and federal courts located in San Francisco, California in connection with any dispute arising under this Agreement or the Warrant.

(C) Survival. The representations, warranties and covenants made herein are made as of the date hereof but shall survive the Closing.

(D) Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto (specifically including any person that becomes a holder of the Warrant through transfer thereof from the Purchaser, and any other successors in interest to the Securities).

(E) Entire Agreement; Construction. This Agreement and the Warrant constitute the full and entire understanding and agreement between the parties with regard to the subject hereof. In the event of any conflict between the terms of this Agreement and the terms of the Warrant (including any Schedule attached thereto), the terms of the Warrant shall prevail. The term “$” or “dollars” means United States dollars; the term “including” means “including without limitation”; “days” means business days in the United States. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or the Warrant.

(F) Notices, etc. Any notice or other communication given under this Agreement shall be sufficient if in writing and sent by personal service, facsimile, courier service promising overnight delivery, electronic mail or registered or certified mail, return receipt requested, postage prepaid, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other party hereto):

if to Purchaser, at

Partners for Growth, L.P.

180 Pacific Avenue

San Francisco, California 94111

Attention: Lorraine Nield

Fax: (415) 781-0510

with a copy to

Benjamin Greenspan, Esq.

620 Laguna Road

Mill Valley, CA 94941

Fax: (415) 358-4780

Email: bg2@greenspan.org

or

if to the Company, at

Xenogen Corporation

860 Atlantic Avenue

Alameda, CA 94501

Attention: Jason Brady

Phone: (510) 291-6100 Fax: (510) 291-6134

Email: jason.brady@xenogen.com

with a copy to:

Andy Hirsch

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

Phone: 650-493-9300

Fax: 650-493-6811

ahirsch@wsgr.com

or in any case at such other address as Purchaser or the Company shall have furnished to the other in writing. The term “notify” means to give notice in writing as specified above.

(G) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(H) Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference and shall not, by themselves, determine the construction of this Agreement.

(I) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

PARTNERS FOR GROWTH, L.P.

/s/ Andrew W. Kahn
By:	Andrew W. Kahn, Manager of
Partners for Growth, LLC, its General Partner

AGREED AND ACCEPTED,
as of the date first above written:

Xenogen Corporation

By:	/s/ William A. Albright
Its:	Senior Vice President and Chief Financial Officer

EXHIBIT 1 - FORM OF WARRANT